Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Seth Zaslow szaslow@tkogrp.com
	Media:	press@tkogrp.com

TKO Reports Third Quarter 2023 Results

TKO Transaction Highlights

•	On September 12, 2023, Endeavor and WWE closed the transaction to combine UFC and WWE to form a new, publicly listed company, TKO Group Holdings, Inc.

•	On September 13, 2023, the Company declared a special one-time cash dividend of $3.86 per share of Class A common stock, which was paid on September 29, 2023

Third Quarter 2023 Financial Highlights

•	Revenue of $449.1 million

•	Net income of $22.0 million

•	Adjusted EBITDA[1] of $239.7 million

•	These results cover the period from July 1, 2023 through September 30, 2023 for UFC and the period from September 12, 2023 through September 30, 2023 for WWE

Third Quarter 2023 Operational Highlights and Recent Developments

•	UFC held 13 events that consistently delivered strong viewership and attendance and set several all-time records for gross revenue at the respective arenas

•	WWE entering into a five-year domestic media rights agreement with NBCUniversal for SmackDown beginning in October 2024

•

WrestleMania 40, to be held at Lincoln Financial Field in Philadelphia in April 2024, sold more than 90,000 tickets in one day when it went on sale, breaking the record for all-time gate set at WrestleMania 39

•

In October, UFC completed a multi-year sponsorship agreement, UFC’s biggest ever in the aggregate including cash and marketing assets, with AB InBev to become the exclusive “Official Global Beer Partner of UFC” effective January 1, 2024

•

In October, UFC agreed to an expansion of its presence in the Middle East North Africa (MENA) region with the extension of its partnership with the Department of Culture and Tourism – Abu Dhabi to continue to host numbered events through 2028 and an agreement to bring up to 3 Fight Nights to the region annually, including its first event in Saudi Arabia in March 2024

New York, NY, November 7, 2023 – TKO Group Holdings, Inc. (NYSE: TKO) today announced financial results for its third quarter ended September 30, 2023. The reported results presented in this earnings release cover the period from July 1, 2023 through September 30, 2023 for Ultimate Fighting Championship (“UFC”) and the period from September 12, 2023 through September 30, 2023 for World Wrestling Entertainment, Inc. (“WWE”).

“Since launching TKO on September 12th, our teams at WWE, UFC, and Endeavor have been focused on integration and executing our strategy,” said Ariel Emanuel, CEO of TKO. “This includes identifying cost synergies at the high end of the range we guided, bringing events to new international markets including Saudi Arabia and Australia, delivering media rights increases for WWE, and closing the largest global partnership deal ever for UFC with AB InBev. We remain bullish about TKO’s ability to accelerate growth and unlock long-term value for shareholders.”

Third-Quarter Consolidated Results

Revenue increased 32%, or $108.4 million, to $449.1 million, due to an increase of $56.8 million at UFC and the contribution of $51.6 million of revenue at WWE associated with the period from September 12, 2023 through September 30, 2023.

UFC’s revenue was $397.5 million. WWE’s revenue for the period from September 12, 2023 through September 30, 2023 was $51.6 million. WWE’s combined revenue for the period from July 1, 2023 through September 30, 2023 was $287.3 million.

Net Income was $22.0 million, a decrease from $129.7 million, primarily reflecting the increase in revenue offset by an increase in operating expenses. The increase in operating expenses primarily reflected an increase in selling, general and administrative expenses of $136.7 million, including professional fees and bonuses related to the TKO transaction and charges associated with restructuring activities. To a lesser extent, higher interest expense and depreciation and amortization also contributed to the decrease in net income.

Adjusted EBITDA1 increased 26%, or $49.2 million, to $239.7 million, due to an increase of $33.8 million at UFC and the contribution of $22.0 million of Adjusted EBITDA at WWE associated with the period from September 12, 2023 through September 30, 2023 partially offset by an increase of $6.6 million in corporate expenses.

UFC’s Adjusted EBITDA was $238.3 million. WWE’s Adjusted EBITDA for the period from September 12, 2023 through September 30, 2023 was $22.0 million. WWE’s combined Adjusted EBITDA for the period from July 1, 2023 through September 30, 2023 was $102.0 million. Corporate Adjusted EBITDA for the period from September 12, 2023 through September 30, 2023 was ($20.6) million. Corporate combined Adjusted EBITDA for the period from July 1, 2023 through September 30, 2023 was ($42.1) million.

Cash flows generated by operating activities were $67.0 million, a decrease of $71.3 million from $138.3 million, primarily due to lower net income.

Free Cash Flow2 was $63.6 million, a decrease of $72.5 million from $136.1 million, primarily due to the decrease in cash flows generated by operating activities.

Cash and cash equivalents were $188.6 million as of September 30, 2023. Gross debt was $2.773 billion as of September 30, 2023.

Results by Operating Segment3

The schedule below reflects TKO’s performance by operating segment:

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue:
UFC	$397.5	$340.7	$1,009.4	$868.4
WWE	51.6	—	51.6	—

Total Revenue	$449.1	$340.7	$1,061.0	$868.4

Adjusted EBITDA:
UFC	$238.3	$204.5	$612.8	$526.5
WWE	22.0	—	22.0	—
Corporate	(20.6)	(14.0)	(48.9)	(38.5)

Total Adjusted EBITDA	$239.7	$190.5	$585.9	$488.0

UFC

Third-Quarter 2023

Revenue increased 17%, or $56.8 million, to $397.5 million, primarily driven by a $31.2 million increase in media rights and content fees, a $12.7 million increase in live events revenue and a $12.2 million increase in sponsorship revenue. The increase in media rights and content fees was primarily related to higher domestic and international rights fees as well as two additional Fight Night events in the third quarter of 2023 as compared to the prior year period. The increase in live events revenue was primarily related to one additional event with a live audience and higher site fees. The increase in sponsorship revenue was primarily related to new sponsors and increases in fees from renewals.

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
UFC Revenue:
Media Rights & Content	$266.7	$235.5	$702.5	$621.5
Live Events	51.9	39.2	115.6	79.8
Sponsorship	63.8	51.6	148.0	126.9
Consumer Products	15.1	14.4	43.3	40.2

Total Revenue	$397.5	$340.7	$1,009.4	$868.4

Adjusted EBITDA increased 17%, or $33.8 million, to $238.3 million, as the increase in revenue (as described above) was partially offset by an increase in expenses. The increase in expenses primarily reflected an increase of $18.1 million in direct operating costs. The increase in direct operating costs was primarily due to an increase in athlete costs from different matchups as well as higher production, marketing and venue costs due to two additional Fight Night Events and two additional international events in the third quarter of 2023 as compared to the prior year period.

Adjusted EBITDA margin remained flat at 60%.

WWE

Third-Quarter 2023

Revenue was $51.6 million for the period from September 12, 2023 through September 30, 2023.

Including WWE activity for the period from July 1, 2023 through September 11, 2023, revenue was $287.3 million, as compared to $304.6 million for the period from July 1, 2022 through September 30, 2022. The decrease of 6%, or $17.3 million, was primarily due to lower consumer products licensing revenue and lower media rights and content revenue partially offset by an increase in live events revenue. The decline in consumer products licensing revenue was due to the absence of revenue recorded in the prior year period related to certain licensing agreements with minimum guarantees. The decrease in media rights and content fees was primarily related to the timing of the delivery of third-party original programming and flagship weekly programming, which more than offset the contractual escalation of media rights fees for WWE’s flagship weekly programming, Raw and SmackDown, and premium live events.

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
WWE Revenue:
Media Rights & Content	$37.3	$—	$37.3	$—
Live Events	5.4	—	5.4	—
Sponsorship	2.6	—	2.6	—
Consumer Products	6.3	—	6.3	—

Total Revenue	$51.6	$—	$51.6	$—

Adjusted EBITDA was $22.0 million for the period from September 12, 2023 through September 30, 2023.

Including WWE activity for the period from July 1, 2023 through September 11, 2023, Adjusted EBITDA was $102.0 million, as compared to $122.5 million for the period from July 1, 2022 through September 30, 2022. The decrease of 17%, or $20.5 million, was primarily due to the decline in revenue (as described above). Expenses were relatively flat as an increase in content creation costs was substantially offset by lower expenses related to the timing of third-party original programming.

Adjusted EBITDA margin was 43% for the period from September 12, 2023 through September 30, 2023. For the period from July 1 through September 30 in 2023 and 2022, Adjusted EBITDA margin decreased to 36% from 40%.

TKO Transaction

As previously disclosed, on September 12, 2023, Endeavor Group Holdings Inc. (“Endeavor”) and World Wrestling Entertainment, LLC (“WWE”) closed the transaction to combine the Ultimate Fighting Championship (“UFC”) and WWE to form a new, publicly listed company, TKO Group Holdings, Inc. (“TKO”). For the three and nine months ended September 30, 2023, the Company’s consolidated pre-tax results included $67.5 million and $82.5 million, respectively, of merger and acquisition related costs. For the three and nine months ended September 30, 2023, the Company’s consolidated pre-tax results for both periods also included $31.6 million (inclusive of $16.5 million of equity-based compensation expense) of restructuring, severance and impairment costs resulting from the Company’s cost reduction program, which was implemented to realize synergy opportunities and integrate the combined operations of WWE and UFC.

Return of Capital to Shareholders

As previously disclosed, on September 13, 2023, the Company announced the declaration of a special one-time cash dividend of $3.86 per share of Class A common stock, pursuant to the terms of the TKO transaction agreement. The dividend, which totaled approximately $321 million, was paid on September 29, 2023 to Class A common stockholders of record as of September 22, 2023.

Notes

(1)

The definition of Adjusted EBITDA can be found in the Non-GAAP Financial Measures section of the release on page 6. A reconciliation of Net Income to Adjusted EBITDA for the three and nine-month periods ended September 30, 2023 and 2022 can be found in the Supplemental Information in this release on page 13.

(2)

The definition of Free Cash Flow can be found in the Non-GAAP Financial Measures section of the release on page 6. A reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow for the three and nine-month periods ended September 30, 2023 and 2022 can be found in the Supplemental Information in this release on page 14.

(3)	An explanation of the basis of presentation can be found in this release on page 7.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow. Please see the definitions below and the reconciliation tables included in this release for additional information and a reconciliation of the Non-GAAP financial measures to the most comparable GAAP financial measures.

The Company defines Adjusted EBITDA as net income excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger and acquisition costs, certain legal costs, restructuring, severance and impairment charges, and certain other items when applicable. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Revenue.

TKO management believes that Adjusted EBITDA is useful to investors as it eliminates the significant level of non-cash depreciation and amortization expense that results from its capital investments and intangible assets, and improves comparability by eliminating the significant level of interest expense associated with TKO’s debt facilities, as well as income taxes which may not be comparable with other companies based on TKO’s tax and corporate structure. Adjusted EBITDA and Adjusted EBITDA margin are used as the primary bases to evaluate TKO’s consolidated operating performance.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of TKO’s results as reported under GAAP. Some of these limitations are:

•	they do not reflect every cash expenditure, future requirements for capital expenditures, or contractual commitments;

•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on TKO’s debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any cash requirement for such replacements or improvements; and

•	they are not adjusted for all non-cash income or expense items that are reflected in TKO’s statements of cash flows.

TKO management compensates for these limitations by using Adjusted EBITDA and Adjusted EBITDA margin along with other comparative tools, together with GAAP measurements, to assist in the evaluation of TKO’s operating performance.

Adjusted EBITDA and Adjusted EBITDA margin should not be considered substitutes for the reported results prepared in accordance with GAAP and should not be considered in isolation or as alternatives to net income as indicators of TKO’s financial performance, as measures of discretionary cash available to it to invest in the growth of its business or as measures of cash that will be available to TKO to meet its obligations. Although TKO uses Adjusted EBITDA and Adjusted EBITDA margin as financial measures to assess the performance of its business, such use is limited because it does not include certain material costs necessary to operate TKO’s business. TKO’s presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed as indications that its future results will be unaffected by unusual or nonrecurring items. These non-GAAP financial measures, as determined and presented by TKO, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of TKO’s most directly comparable financial measures calculated in accordance with GAAP to these non-GAAP financial measures on a consolidated basis.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. TKO views net cash provided by operating activities as the most directly comparable GAAP measure. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash TKO’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, share repurchases and payment of dividends. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.

Basis of Presentation

As a result of the timing of the consummation of the business combination on September 12, 2023, TKO’s consolidated financial information presented herein include UFC’s results for the three and nine months ended September 30, 2023 and 2022, and only includes WWE’s results for the period from September 12, 2023 through September 30, 2023 following the closing of the transaction.

Information in this release includes results for the WWE operating segment and Corporate on a combined basis to include periods prior to the business combination. Information presented on a combined basis does not reflect any pro forma adjustments or other adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved if the business combination occurred on January 1, 2022.

Effective September 12, 2023, the Company operates its business under two reportable segments, UFC and WWE. The UFC segment consists entirely of the operations of the Company’s UFC business which was the sole reportable segment prior to the acquisition of WWE, while the WWE segment consists entirely of the operations of the WWE business acquired on September 12, 2023. In addition, it reports results for the “Corporate” group, which incurs expenses that are not allocated to the business segments. The Corporate group consists of general and administrative expenses that relate largely to corporate activities, including information technology, facilities, legal, human resources finance, accounting, treasury, investor relations, corporate communications, community relations and compensation to TKO’s management and board of directors, which support both reportable segments. Corporate expenses also include management fees paid by the Company to Endeavor under the Services Agreement. All prior period amounts related to the segment change have been retrospectively reclassified to conform to the new presentation. The profitability measure employed by the Company’ and assessing operating performance, including that of its segments, is Adjusted EBITDA. The Company defines Adjusted EBITDA as net income, excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger and acquisition costs, certain legal costs, restructuring, severance and impairment charges, and certain other items when applicable. Adjusted EBITDA includes depreciation and amortization expenses directly related to supporting the operations of the Company’s segments, including content production asset amortization, as well as amortization of right-of-use assets related to finance leases of equipment used to produce and broadcast live events.

Additional Information

As previously announced, TKO will host a conference call at 5:00 p.m. ET on November 7, 2023, to discuss its third quarter 2023 results. All interested parties are welcome to listen to a live webcast that will be hosted through the Company’s website at investor.tkogrp.com. Participants can access the conference call by dialing 1-833-470-1428 (conference ID: 747019). Please reserve a line 5-10 minutes prior to the start time of the conference call.

Any accompanying materials referenced during the call will be made available on November 7, 2023, at investor.tkogrp.com. A replay of the call will be available approximately two hours after the conference call concludes and can be accessed on the Company’s website.

About TKO

TKO Group Holdings, Inc. (NYSE: TKO) is a premium sports and entertainment company that comprises UFC, the world’s premier mixed martial arts organization, and WWE, an integrated media organization and the recognized global leader in sports entertainment. Together, our organizations reach more than 1 billion TV households in approximately 170 countries, and we organize more than 350 live events year-round, attracting over one million fans. TKO is majority owned by Endeavor Group Holdings, Inc. (NYSE: EDR), a global sports and entertainment company.

Website Disclosure

Investors and others should note that TKO announces material financial and operational information to its investors using press releases, SEC filings and public conference calls and webcasts, as well as its Investor Relations site at investor.tkogrp.com. TKO may also use its website as a distribution channel of material information about the Company. In addition, you may automatically receive email alerts and other information about TKO, UFC and WWE when you enroll your email address by visiting the “Investor Email Alerts” option under the Resources tab on investor.tkogrp.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding TKO’s business strategy and plans, financial condition, and anticipated financial performance. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: TKO”s ability to generate revenue from discretionary and corporate spending on events; TKO’s dependence on key relationships with television and cable networks, satellite providers, digital streaming partners and other distribution partners; TKO’s ability to adapt to or manage new content distribution platforms or changes in consumer behavior; adverse publicity concerning the Company or its key personnel; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which TKO operates; financial risks with owning and managing events for which TKO sells media and sponsorship rights, ticketing and hospitality; risks related to the integration and realization of the expected benefits of the business combination of UFC and WWE; the Company’s substantial indebtedness; and other important factors discussed in the section entitled “Risk Factors” in TKO’s final prospectus on Form 424(b)(3) filed with the United States Securities and Exchange Commission (the “SEC”) on September 19, 2023, as any such factors may be updated from time to time in TKO’s other filings with the SEC, including, without limitation, TKO’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 to be filed by TKO, accessible on the SEC’s website at www.sec.gov and TKOs investor relations site at investor.tkogrp.com. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, TKO undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TKO Group Holdings, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$449.1	$340.7	$1,061.0	$868.4
Operating expenses:
Direct operating costs	130.3	99.6	302.3	243.5
Selling, general and administrative expenses	193.2	56.5	313.0	155.7
Depreciation and amortization	31.7	15.0	61.9	45.0

Total operating expenses	355.2	171.1	677.2	444.2

Operating income	93.9	169.6	383.8	424.2
Other expenses:
Interest expense, net	(60.6)	(35.3)	(172.4)	(90.8)
Other (expense) income, net	(0.7)	0.4	(1.6)	(0.4)

Income before income taxes and equity (earnings) losses of affiliates	32.6	134.7	209.8	333.0
Provision for income taxes	11.2	5.0	17.7	12.5

Income before equity (earnings) losses of affiliates	21.4	129.7	192.1	320.5
Equity (earnings) losses of affiliates, net of tax	(0.6)	—	0.3	—

Net income	22.0	129.7	191.8	320.5
Less: Net (loss) income attributable to non-controlling interests	(22.5)	0.6	(21.7)	1.6
Less: Net income attributable to TKO Operating Company, LLC prior to the Transactions	66.4	129.1	235.4	318.9

Net loss attributable to TKO Group Holdings, Inc.	$(21.9)	$—	$(21.9)	$—

Basic and diluted net loss per share of Class A common stock	$(0.26)	N/A	$(0.26)	N/A

Weighted average number of common shares used in computing basic and diluted net loss per share	83,161,406	N/A	83,161,406	N/A

TKO Group Holdings, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$188.6	$180.6
Accounts receivable, net	195.8	45.4
Other current assets	116.6	42.3

Total current assets	501.0	268.3

Property, buildings and equipment, net	568.1	175.0
Intangible assets, net	3,679.9	475.8
Finance lease right-of-use assets, net	236.2	—
Operating lease right-of-use assets, net	35.2	23.3
Goodwill	7,644.1	2,602.6
Investments	17.1	5.4
Other assets	54.8	30.3

Total assets	$12,736.4	$3,580.7

Liabilities, Non-controlling Interests and Stockholders’/Members’ Equity
Current liabilities:
Accounts payable	$20.9	$16.9
Accrued liabilities	244.7	108.2
Current portion of long-term debt	26.7	22.7
Current portion of finance lease liabilities	6.5	—
Current portion of operating lease liabilities	3.6	1.8
Deferred revenue	94.5	71.6
Other current liabilities	2.6	9.0

Total current liabilities	399.5	230.2

Long-term debt	2,719.5	2,736.3
Long-term finance lease liabilities	233.0	—
Long-term operating lease liabilities	33.1	22.6
Deferred tax liabilities	376.8	—
Other long-term liabilities	3.0	12.8

Total liabilities	3,764.9	3,001.9

Commitments and contingencies
Redeemable non-controlling interests	11.1	9.9
Stockholders’/Members’ equity:
Class A common stock	—	—
Class B common stock	—	—
Members capital	—	568.1
Additional paid-in capital	4,186.6	—
Accumulated other comprehensive income	0.2	0.8
Accumulated deficit	(21.9)	—

Total TKO Group Holdings, Inc. stockholders’/members’ equity	4,164.9	568.9

Nonredeemable non-controlling interests	4,795.5	—

Total stockholders’/members’ equity	8,960.4	568.9

Total liabilities, non-controlling interests and stockholders’/members’ equity	$12,736.4	$3,580.7

TKO Group Holdings, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Nine Months Ended September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$191.8	$320.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61.9	44.9
Amortization and impairments of content costs	13.2	10.6
Amortization of original issue discount and deferred financing cost	7.9	7.7
Other amortization	0.4	—
Equity-based compensation	36.1	18.1
Income taxes	6.0	3.6
Other non-cash adjustments	2.6	0.8
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(46.2)	(27.1)
Other current assets	19.4	16.2
Other noncurrent assets	(11.4)	(12.2)
Accounts payable and accrued liabilities	13.0	2.4
Deferred revenue	(39.8)	(10.8)
Other liabilities	(7.2)	2.1

Net cash provided by operating activities	247.7	376.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(12.6)	(9.5)
Investment in affiliates, net	—	(0.3)
Cash acquired from WWE	381.2	—
Payment of deferred consideration in the form of a dividend to former WWE shareholders	(321.0)	—

Net cash provided by (used in) investing activities	47.6	(9.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(24.5)	(24.5)
Redemption of profit units	—	(2.9)
Payments for financing costs	(0.3)	—
Distributions to members	(260.5)	(794.7)

Net cash used in financing activities	(285.3)	(822.1)

Effects of exchange rate movements on cash	(2.0)	(1.0)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	8.0	(456.1)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	180.6	874.7

CASH AND CASH EQUIVALENTS, END OF PERIOD	$188.6	$418.6

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$159.9	$77.3
Cash payments for income taxes	$11.9	$11.0
NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Purchases of property and equipment recorded in accrued expenses and accounts payable	$4.9	$0.9
Acquisition of WWE, net of deferred consideration	$8,111.1	$—
Accretion of redeemable non-controlling interests	$—	$(1.5)
Capital contribution from parent for equity-based compensation	$15.8	$18.1

TKO Group Holdings, Inc.

Reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin

(In millions, except percentages)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$22.0	$129.7	$191.8	$320.5
Provision for income taxes	11.2	5.0	17.7	12.5
Interest expense, net	60.6	35.3	172.4	90.8
Depreciation and amortization	31.7	15.0	61.9	45.0
Equity-based compensation expense (1)	24.6	5.6	36.1	18.1
Merger and acquisition costs (2)	67.5	—	82.5	—
Certain legal costs (3)	6.3	0.3	6.8	0.6
Restructuring, severance and impairment (4)	15.1	—	15.1	—
Other adjustments (5)	0.7	(0.4)	1.6	0.5

Total Adjusted EBITDA	$239.7	$190.5	$585.9	$488.0

Net income margin	5%	38%	18%	37%
Adjusted EBITDA margin	53%	56%	55%	56%

(1)

Equity-based compensation represents primarily non-cash compensation expense for awards issued under Endeavor’s 2021 Plan subsequent to its April 28, 2021 IPO, for the Replacement Awards and for awards issued under the 2023 Incentive Award Plan. For the three and nine months ended September 30, 2023, equity-based compensation includes $16.5 million of expense associated with accelerated vesting of the Replacement Awards related to the workforce reduction of certain employees in the WWE segment and Corporate.

(2)	Includes certain costs of professional fees and bonuses related to the TKO transaction and payable contingent on the closing of the TKO transaction.
(3)	Includes costs related to certain litigation matters including matters where Vincent K. McMahon has agreed to make future payments to certain counterparties personally.
(4)

For the three and nine months ended September 30, 2023 includes costs resulting from the Company’s cost reduction program. For more information, please refer to the Company’s various filings with the SEC, including, but not limited to, Note 16, Restructuring Charges, of its Form 10-Q for the three months ended September 30, 2023.

(5)

For the three months ended September 30, 2023 and 2022, other adjustments was comprised primarily of losses of $0.7 million and gains of $0.4 million, respectively, on foreign exchange transactions. For the nine months ended September 30, 2023 and 2022, other adjustments was comprised primarily of losses of $1.6 million and $0.4 million, respectively, on foreign exchange transactions.

TKO Group Holdings, Inc.

Reconciliation of Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net cash provided by operating activities	$67.0	$138.3	$247.7	$376.8
Less cash used for capital expenditures:
Purchases of property and equipment and other assets	(3.4)	(2.2)	(12.6)	(9.5)

Free Cash Flow	$63.6	$136.1	$235.1	$367.3